Exhibit 10.31
THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. NO SALE, OFFER FOR SALE, DISPOSITION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THIS WARRANT MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS SECURITY UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
GULFSTREAM INTERNATIONAL AIRLINES, INC.
AMENDED AND RESTATED
COMMON STOCK
PURCHASE WARRANT
March 14, 2006

     THIS WARRANT to purchase shares of Common Stock, par value $0.001 per share (“Common Stock”), of Gulfstream International Airlines, Inc., a Florida corporation (the “Company”), amends and restates in its entirety the Common Stock Purchase Warrant dated August 8, 2003 issued by the Company to Continental Airlines, Inc., a Delaware corporation (together with its successors and registered assigns, the “Purchaser”), and evidences that, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Purchaser is entitled to purchase from the Company the number of shares of Common Stock (the “Shares”), subject to adjustment as provided herein, equal to the sum of:
(1)	the product of (A) 10.00% multiplied by (B) the sum of (i) the aggregate number of shares of Common Stock of the Company that are issued and outstanding on the Effective Date (as defined below) (including any shares that are first issued on the Effective Date); (ii) the aggregate number of shares of Common Stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities (whether debt, equity or otherwise), options or warrants (collectively referred to as “Convertible Securities”) that are outstanding on the Effective Date (excluding this Warrant, but including any other Convertible Securities that are first issued on the Effective Date); and (iii) the aggregate number of shares of Common Stock issuable to the Purchaser pursuant to this Warrant as of the Effective Date (after giving effect to the issuance of any shares of Common Stock or Convertible Securities first issued on the Effective Date) (rounded up to the nearest whole number); and

(2)	the product of (A) 11.11% multiplied by (B) the sum of (i) the aggregate number of shares of Common Stock (excluding Exempt Common Stock (as defined below)) that are issued after the Effective Date and that are outstanding on the Exercise Date (as defined below); and (ii) the aggregate number of shares of Common Stock issuable upon conversion, exchange or exercise of any Convertible Securities (excluding Exempt Convertible Securities (as defined below)) that are issued after the Effective Date and that are outstanding on the Exercise Date (rounded up to the nearest whole number).
In addition, upon exercise of this Warrant the Purchaser shall also receive any shares of Capital Stock issuable to the Purchaser pursuant to Section 4.3 hereof.
     The aggregate purchase price (the “Aggregate Exercise Price”) for the Shares to be purchased hereunder is equal to the product of (A) $0.001 per Share (subject to adjustment as provided herein) (the “Per Share Exercise Price”) multiplied by (B) the number of Shares to be purchased by the Purchaser.
     Upon the Purchaser’s request, the Company shall promptly (but not later than three (3) days after such request) provide the Purchaser with a written calculation of the number of Shares issuable upon exercise of this Warrant (calculated as of the date of such request).
     As used in this Warrant, the following terms shall have the meanings set forth below:
     “Exempt Common Stock” shall mean (i) shares of Common Stock issued in a Qualified Third Party Financing (as defined below) or issued upon conversion, exchange or exercise of Convertible Securities issued in a Qualified Third Party Financing; (ii) shares of Common Stock issued upon conversion, exchange or exercise of Convertible Securities that are outstanding on the Effective Date pursuant to the terms of such Convertible Securities as in existence on the Effective Date; (iii) shares of Common Stock to be purchased by the Purchaser pursuant to this Warrant; and (iv) shares of Capital Stock issued pursuant to Section 4.3 hereof.
     “Exempt Convertible Securities” shall mean shares of Common Stock issuable upon conversion, exchange or exercise of Convertible Securities issued in a Qualified Third Party Financing.
     “Non-Affiliate” shall mean a person that is not an “affiliate” (within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended), director, officer or employee of the Company, and that does not receive any consideration from the Company in connection with investing in the Company (other than the equity securities purchased in such Qualified Third Party Financing).
     “Qualified Third Party Financing” shall mean the issuance and sale by the Company of equity securities to one or more Non-Affiliates in one or more transactions (i) that result in net cash proceeds to the Company of an aggregate amount that is not less than $5,500,000 (after the deduction of underwriting discounts, commissions and similar fees); and (ii) at a “pre-money” valuation of the Company immediately prior to such sale of securities (determined as the product of (A) the number of shares of Common Stock outstanding immediately prior to the consummation of such sale after giving effect to the conversion, exchange or exercise of

Convertible Securities outstanding on the Effective Date multiplied by (B) the purchase price per share of Common Stock or Convertible Securities sold in such financing (determined by dividing (1) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Convertible Securities plus the amounts of consideration, if any, payable upon the conversion or exchange thereof by (2) the total maximum number of shares of Common Stock issuable upon the conversion, exchange or exercise of all such Convertible Securities)) equal to or more than $20,000,000.
     “Subsidiary” has the meaning set forth in Rule 1-02(x) of Regulation S-X promulgated by the Securities and Exchange Commission, as such Rule is in effect on the Effective Date.
     1. Term of Warrant. The purchase rights represented by this Warrant are exercisable as to the Shares at any time during the term of this Warrant commencing on March 14, 2006 (the “Effective Date”) and ending at 5:00 p.m. Houston, Texas time on December 31, 2015.
     2. Method of Exercise and Payment.
          2.1. Method of Exercise and Payment. The purchase rights represented by this Warrant may be exercised by the surrender of this Warrant (with the Notice of Exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company and (i) by the payment to the Company of the Aggregate Exercise Price in cash or by certified check or (ii) by a net issue exercise in accordance with Section 2.2 hereof. In the event that the Purchaser does not know the Aggregate Exercise Price at the time the Notice of Exercise is delivered, the Purchaser may deliver cash or a certified check payable to the Company in an amount that the Purchaser estimates in good faith is the Aggregate Exercise Price (the “Purchaser’s Estimate”) in which case the Company shall promptly (i) calculate the number of Shares issuable upon exercise of this Warrant and the amount of the Aggregate Exercise Price, (ii) provide the Purchaser with written notice of such number and amount and (iii) refund to the Purchaser the amount by which the Purchaser’s Estimate exceeds the Aggregate Exercise Price, if any. In the event that the Aggregate Exercise Price is more than the Purchaser’s Estimate, the Purchaser shall, upon receipt of the notice referred to in the preceding sentence, promptly deliver cash or a certified check payable to the Company in the amount by which the Aggregate Exercise Price exceeds the Purchaser’s Estimate. In the event of any exercise of the purchase rights represented by this Warrant, the Company shall deliver to the Purchaser within a reasonable time, but not later than five business days after exercise, a certificate evidencing the shares of Common Stock so purchased accompanied by a certificate signed by the Company’s chief financial officer (or, if there is not a chief financial officer, another officer performing similar functions) setting forth, in reasonable detail, the calculation of the number of shares issuable upon exercise of this Warrant. This Warrant will be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above (the “Exercise Date”), and the person entitled to receive the shares of Common Stock issuable upon such exercise is treated for all purposes as a stockholder of the Company as of the close of business on such date. This Warrant may only be exercised in whole and may not be exercised in part.
          2.2. Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the Fair Market Value (as defined below) of one Share is greater than the Per Share Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for payment of the Aggregate Exercise Price in cash or by check, the Purchaser may elect to receive a number of shares of Common Stock equal to the value (as determined below) of this Warrant by surrender of this Warrant at the principal office of the Company together with the duly executed Notice of Exercise in which event the Company shall issue to the Purchaser a number of shares of Common Stock computed in accordance with the following formula:
X = Y ((A — B) / A)
WHERE:
X = the number of shares of Common Stock to be issued to the Purchaser pursuant to this Section 2.2;
Y = the number of Shares (at the date of such calculation);
A = the Fair Market Value of one Share (at the date of such calculation); and
B = the Per Share Exercise Price (at the date of such calculation).
For purposes of the above calculation, the “Fair Market Value” of one Share shall equal (i) the average of the high and low reported sale prices of the Common Stock on a national securities exchange or the Nasdaq National Market, as the case may be, on each trading day in the seven-day period immediately prior to the Exercise Date or (ii) if the Company’s Common Stock is not then traded on a national securities exchange or quoted on the Nasdaq National Market, the fair market value of one Share determined by the Appraiser (as defined below). If the Company’s Common Stock is not traded on a national securities exchange or quoted on the Nasdaq National Market on the Exercise Date, the Company shall promptly engage a qualified, nationally recognized, independent appraiser (the “Appraiser”) acceptable to the Purchaser (such approval not to be unreasonably withheld or delayed) experienced in appraising companies similar to the Company, to determine the Fair Market Value. The Company shall make available all information reasonably necessary to allow the Appraiser to perform the appraisal and shall instruct the Appraiser to use commercially reasonable efforts to complete the appraisal and to provide the Company and the Purchaser a written determination of the Fair Market Value within twenty (20) days of the Exercise Date. All fees and expenses of the Appraiser will be borne by the Company.
          2.3. Automatic Exercise. Unless the Purchaser shall have delivered a Notice of Exercise prior to such time, this Warrant will be deemed to have been exercised pursuant to Section 2.2 of this Warrant immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the net cash proceeds to the Company (after the deduction of underwriting discounts, commissions and fees) are at least $7,500,000 and at a “pre-money” valuation of the Company (determined as the product of (A) the number of shares of Common Stock outstanding immediately prior to the public offering after giving effect to the conversion of all Convertible Securities into Common Stock and (B) the initial public offering price of Common Stock) of at least $25,000,000.

     3. Shares Fully Paid; Reservation of Shares. The Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, except for liens and charges created by the Purchaser; provided, however, that the Purchaser of this Warrant is responsible for any income taxes payable by the Purchaser with respect to the issuance or exercise of this Warrant or the issuance of Shares pursuant thereto. During the period within which the purchase rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. During the period within which the purchase rights represented by this Warrant may be exercised, the Company will not take any action that would cause the Per Share Exercise Price to be less than the par value of the Common Stock.
     4. Events Affecting the Stockholder Interest. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time upon the happening of the events and in the manner described in this section.
          4.1. Reclassification, Consolidation or Merger. If any capital reorganization or reclassification of the Common Stock, or consolidation or merger of the Company with another corporation, a partnership or any other entity, or the sale or lease of all or substantially all of its assets to another entity is effected in a manner such that holders of Common Stock shall be entitled to receive stock, securities or other assets or property, in each case, at any time after the Effective Date, then, as a condition of such reorganization, reclassification, consolidation, merger, sale or lease, the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing or leasing such assets must assume this Warrant by written instrument executed and mailed or delivered to the Purchaser, and lawful and adequate provision (in form reasonably satisfactory to the Purchaser) must be made whereby the holder hereof thereafter has the right to purchase and receive (in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby), such shares of stock, securities or other assets or property as the Purchaser would have been entitled to receive upon the occurrence of such transaction if the Purchaser had been, immediately prior to the transaction, the holder of the Shares then issuable upon exercise of this Warrant. In any such case, appropriate provision must be made with respect to the rights and interests of the holder of this Warrant to assure that the provisions hereof (including, without limitation, provisions for adjustment of the number of Shares purchasable and receivable upon the exercise of this Warrant) are thereafter applicable, as nearly as may be, in relation to any shares of stock, securities or other assets or property thereafter deliverable upon the exercise hereof.
          4.2 Cash Dividends and Distributions. The Company covenants and agrees that it will not declare, make or pay any cash dividend or other cash distribution with respect to the shares of its Capital Stock (“Capital Stock” is defined as Common Stock or any other capital stock of the Company authorized from time to time, or any other shares, options, interests, participations, or other equivalents (however designated) of or in the Company, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing), except that cash dividends will be permitted so long as (i) such dividends are not prohibited by any contractual obligation of the Company, and (ii) at the time of such dividend the Company pays the Purchaser an amount of cash equal to the cash dividend the Purchaser would have been entitled to receive if the Purchaser had been, immediately prior to the record date for such dividend, the holder of the Shares then issuable upon exercise of this Warrant. During the term of this Warrant, the Company shall not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), issue any Capital Stock other than (i) shares of Common Stock, (ii) options to purchase shares of Common Stock issued pursuant to a stock option plan approved by the Board of Directors of the Company, and, if required by law, the Company’s stockholders, to employees of, consultants to, contractors with, or members of the Board of Directors, of the Company, in connection with or as compensation for the performance of services to the Company and (iii) shares of preferred stock (A) having an aggregate original issue price of not more than $2,000,000 and entitling the holders thereof to an aggregate preference on the liquidation, dissolution or winding up of the Company of not more than $2,000,000 and (B) entitling the holders thereof to cash dividends at a rate of not more than 9% of the per share original issue price or, if less than the per share original issue price, the per share preference on the liquidation, dissolution or winding up of the Company, per annum on each outstanding share of such preferred stock.
          4.3 Distribution of Capital Stock. In case the Company at any time and from time to time after the Effective Date: (a) issues shares of Capital Stock or any right to acquire Capital Stock as a dividend or distribution on its shares of Common Stock, (b) subdivides or reclassifies the outstanding shares of Common Stock into a greater number of shares or (c) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares or otherwise effects a reverse split, then (i) the number of Shares issuable pursuant to this Warrant at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of this Warrant when exercised after such date will be entitled to receive the aggregate number and kind of shares and rights which, if this Warrant had been exercised immediately prior to such time, the holder would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination or reclassification and (ii) the Per Share Exercise Price in effect at the opening of business on the day following the day upon which such dividend, distribution, subdivision, combination or reclassification becomes effective shall be proportionately adjusted, as appropriate, to become effective immediately upon the opening of business on the day following the day upon which such dividend, distribution, subdivision, combination or reclassification becomes effective. Such adjustment shall be made successively whenever any event listed in this section occurs.
          4.4 Distribution of Property. Except for distributions of Capital Stock, in case the Company at any time and from time to time after the Effective Date distributes non-cash assets to any holder of Capital Stock as a dividend or distribution on such shares of Capital Stock, the holders of this Warrant, to the extent permitted by law, shall be entitled to receive at the time of such dividend or distribution the non-cash assets the Purchaser would have been entitled to receive if the Purchaser had been, immediately prior to the date for determining those stockholders entitled to such distribution, the holder of the Shares then issuable upon exercise of this Warrant. The Company shall not declare or pay any non-cash dividend or distribution in respect of its Capital Stock if the Company is not permitted by law to provide the holder of this Warrant with the non-cash assets the Purchaser would have been entitled to receive if the Purchaser had been, immediately prior to the date for determining those stockholders entitled to such distribution, the holder of the Shares then issuable upon exercise of this Warrant.
          4.5 Impairment: Adjustments. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, reclassification, consolidation, merger, sale, lease or transfer of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all the provisions of this Warrant (including, without limitation, this Section 4) and in the taking of all such action as may be necessary or appropriate in order to protect the purchase rights of the holder of this Warrant against impairment. In the case any event occurs as to which the failure to make an adjustment in the terms of this Warrant would not fairly protect the purchase rights represented by the Warrant in accordance with the essential intent and principles of this Warrant, then, in each such case, the Purchaser may appoint an independent investment bank or firm of independent public accountants which is not and has not been affiliated with either Purchaser or the Company (in each case, acceptable to the Company, such approval not to be unreasonably withheld or delayed), which will give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Warrant, necessary to preserve the purchase rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly deliver a copy of such opinion to the Purchaser and will make the adjustments described in such opinion. The fees and expenses of such investment bank or independent public accountants will be borne by the Company.
     4.6 Notice of Special Events. In case at any time:
     (a) the Company declares any distribution upon any of its Capital Stock or makes any special distribution to its stockholders or the Company or any of its subsidiaries repurchases or exchanges or offers to repurchase or exchange any Capital Stock;
     (b) the Company offers for subscription pro rata to its stockholders any additional equity interests or other rights;
     (c) there is a capital reorganization or reclassification of the equity of the Company, or consolidation or merger of the Company with, or sale or lease of all or substantially all of its assets to, another entity;
     (d) the Company amends, alters or repeals any provision of the Articles of Incorporation of the Company (including any filing of any Articles of Amendment or similar document) or Bylaws of the Company; or
     (e) there is a voluntary or involuntary dissolution, liquidation or winding up of the Company;
then, the Company shall give the Purchaser (i) at least 25 days prior written notice of the date on which the books of the Company close or a record is taken for such distribution or subscription rights or repurchase or exchange or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, lease, amendment, alteration, repeal, dissolution, liquidation or winding up, and (ii) in the case of any such repurchase, exchange, reorganization, reclassification, consolidation, merger, sale, lease, amendment, alteration, repeal, dissolution, liquidation or winding up, at least 25 days prior written notice of the date when the same will take place. Notice in accordance with the foregoing clause (i) must also specify, in the case of any distribution or subscription rights, the date on which the stockholders shall be entitled thereto and notice in accordance with the foregoing clause (ii) must also specify the date on which the stockholders shall be entitled to exchange their shares of Common Stock for other securities or other property deliverable upon such repurchase, exchange, reorganization, reclassification, consolidation, merger, sale, lease, dissolution, liquidation or winding up, as the case may be. The Company shall also provide the Purchaser with notice of the filing of any registration statement by the Company with the Securities and Exchange Commission (such notices shall be delivered promptly, but in any event not less than three days after any such filing, and shall include a complete copy of the filing).
     4.7 Events Involving G-Air Holdings Corp. or Other Parent Companies. (a) The Purchaser shall be provided with notice at least 30 days prior to the occurrence of any of the following events (each, a “G-Air Event”) with respect to G-Air Holdings Corp., a Florida corporation (“G-Air”):
     (1) the closing of a firm commitment underwritten public offering of shares of common stock of G-Air pursuant to an effective registration statement under the Securities Act; or
     (2) the closing of any other issuance or sale of equity securities of G-Air or any merger, consolidation, recapitalization, reorganization or other transaction, in each case as a result of which Gulfstream Acquisition Group, Inc., a Delaware corporation (“Gulfstream Acquisition”), ceases to own beneficially capital stock of G-Air representing more than 50% of the voting and economic rights of the outstanding capital stock of G-Air.
At any time beginning on the date of such notice, Purchaser may, at its option, by notice to the Company and G-Air, elect to convert all (but not less than all) of this Warrant into a warrant to purchase shares of common stock of G-Air (a “G-Air Warrant”), effective at such time as the Purchaser may specify in such notice. Any G-Air Warrant shall be substantially identical to this Warrant (including having registration rights with respect to G-Air substantially identical to those under the Registration Rights Agreement referred to in Section 7.1 below) and shall entitle the Purchaser to purchase a number of shares of common stock of G-Air calculated on the basis set forth in the first paragraph of this Warrant (with references to the “Company” being to G-Air and references to the “Effective Date” being to the effective date of the conversion of this Warrant to a G-Air Warrant), subject to adjustment as provided herein. The exercise price per share of any G-Air Warrant shall be equal to the greater of (i) the Per Share Exercise Price specified herein, subject to adjustment as provided herein, and (ii) the lowest price per share at which shares of Common Stock of G-Air may be issued under applicable law. On the effective date of the conversion of this Warrant to a G-Air Warrant (or as soon as practicable thereafter), G-Air shall deliver a G-Air Warrant to Purchaser duly executed by G-Air.

     (b) In the event that a transaction is proposed relating to any entity, other than G-Air, of which the Company is a Subsidiary and which is a Subsidiary of Gulfstream Acquisition (in each case before giving effect to such transaction) which transaction, if consummated by or related to G-Air, would constitute a G-Air Event, Gulfstream Acquisition, G-Air and the Company shall cause such entity to agree in writing to be bound by the terms of this Section 4.7 to the same extent as G-Air (i.e., that this Warrant shall be convertible into a warrant to purchase shares of such entity on the terms set forth in this Section 4.7). The parties hereto acknowledge that (i) this Section 4.7 is intended to ensure the liquidity of the Purchaser’s interests in the Company upon the occurrence of a liquidity event relating to the Company and (ii) this Section 4.7 is not intended to apply to events related to (A) Gulfstream Training Academy, Inc., provided that such entity does not own, directly or indirectly, any interest in the Company (other than shares of Common Stock representing not more than 10% of the outstanding Common Stock) or (B) Gulfstream Acquisition.
     5. Restriction on Transfers.
          5.1 Securities Law Matters. (a) Neither the sale of this Warrant nor the issuance of any of the Shares upon exercise of this Warrant have been registered under the Securities Act or under applicable state securities laws. This Warrant and the Shares issued upon exercise of the Warrant shall not be sold or transferred unless either (i) they first shall have been registered under applicable federal and state securities laws, or (ii) such sale or transfer is exempt from the registration requirements of such laws. Each certificate representing this Warrant shall bear the legend set out on page 1 hereof. Each certificate, if any, representing any Shares shall bear a legend substantially in the following form, as appropriate:
THE SHARES EVIDENCED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION AVAILABLE UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.
          (b) Prior to recognizing any transfer, the Company will be entitled to request and, if requested, receive a written legal opinion of experienced securities counsel reasonably acceptable to the Company (who may be an employee of the transferor) concerning compliance with federal and state securities laws. The expense of such legal opinion shall be borne by the transferor.
          5.2 Representations of Purchaser. By accepting this Warrant, the Purchaser represents and warrants that it is acquiring this Warrant and, upon exercise of this Warrant, the Shares, for its own account, for investment and not with a view to, or for sale in connection with, any distribution thereof or any part thereof. Purchaser represents and warrants that it is (a) experienced in the evaluation of businesses similar to the Company, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (c) has the ability to bear the economic risks of an investment in the Company, (d) is an “accredited investor” within the meaning of Regulation D of the Securities Act and (e) has been afforded the opportunity to ask questions of and to receive answers from the officers of the Company and to obtain any additional information necessary to make an informed investment decision with respect to an investment in the Company.
          5.3 [RESERVED]
          5.4 Right of First Offer. If at any time the Purchaser shall desire to sell all or any part of this Warrant or the Shares issued upon exercise of this Warrant (the “Offered Securities”) and such sale is otherwise permitted under Sections 5.1 and 5.3 hereof, the Purchaser shall provide a written notice to the Company (the “Offer Notice”) setting forth the material terms and conditions of the proposed sale of the Offered Securities and which shall, at a minimum, identify one or more persons to whom the Purchaser proposes to offer to sell the Offered Securities and shall specify the price, form of consideration and payment schedule. The Company shall have the right at any time prior to the 30th day after receipt of the Offer Notice (the “Offer Expiration Date”) in which to elect to purchase all, but not less than all, of the Offered Securities upon the terms and conditions set forth in the Offer Notice, which right may be exercised by the Company by giving written notice to that effect (the “Offer Acceptance Notice”) to the Purchaser delivered at any time prior to the Offer Expiration Date. Upon delivery of the Offer Acceptance Notice, the same shall constitute a binding contract between the Purchaser and the Company for the purchase and sale of the Offered Securities upon the terms and conditions set forth in the Offer Notice, which shall be consummated within 20 days after the delivery of the Offer Acceptance Notice or, if such 20th day is not a business day, the first business day thereafter. The Purchaser agrees to execute and deliver such stock powers and similar documentation and instruments reasonably requested by the Company to properly effect the transfer of the Offered Securities pursuant to this Section 5.4. If no Offer Acceptance Notice is received by Purchaser prior to the Offer Expiration Date, the Purchaser shall be free to sell the Offered Securities, but shall be required to complete such sale within the 135-day period commencing on the first date after the Offer Expiration Date (or such longer period as is necessary to comply with any applicable regulatory waiting period or obtain any applicable regulatory approval), on terms not more favorable to the buyer than those specified in the Offer Notice. No such sale shall be made on terms more favorable to the buyer within such 135-day period or after 135 days following the Offer Expiration Date, without the Purchaser having again given the Company an Offer Notice in full compliance with the terms of this Section 5.4. The buyer(s) of the Offered Securities shall acquire such Offered Securities free and clear of subsequent rights of first offer under this Section 5.4.
          5.5 Certain Limitations. The following transactions shall not constitute a transfer of this Warrant or the Shares for purposes of Sections 5.1, 5.3 and 5.4 hereof: (i) the transfer, sale or assignment, with or without consideration, of this Warrant or the Shares by the holder thereof to any person or entity controlling, controlled by or under common control with such holder; (ii) the merger, consolidation or acquisition of the holder of this Warrant or the Shares or the purchase of all or substantially all of such holder’s assets; and (iii) the merger, consolidation or acquisition of the Company. The restrictions on transfer set forth in Sections 5.3 and 5.4 shall expire and be of no further force or effect upon the closing of an underwritten public offering of the Common Stock pursuant to an effective registration statement under the Securities Act.
     6. Call Right of the Company. On or after the Effective Date but prior to the earlier of (i) the fifth anniversary of the Effective Date and (ii) the Exercise Date, the Company shall have the option (the “Call Option”) to repurchase this Warrant at an aggregate purchase price equal to the Call Option Price (as defined below). The “Call Option Price” shall equal (i) $5,500,000 if the Call Option is exercised during the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; (ii) $6,000,000 if the Call Option is exercised during the period commencing on the first day following the third anniversary of the Effective Date and ending on the fourth anniversary of the Effective Date; and (ii) $7,500,000 if the Call Option is exercised at any time after the fourth anniversary of the Effective Date. The Call Option may be exercised only in whole and not in part. The Company may exercise the Call Option and, thereby, repurchase this Warrant by providing the Purchaser written notice (“Repurchase Notice”) of the Company’s exercise of the Call Option. Delivery of the Repurchase Notice shall constitute the Company’s irrevocable and binding commitment to repurchase this Warrant. Payment of the purchase price for this Warrant shall be made to the Purchaser by wire transfer in immediately available funds, against delivery of this Warrant to the principal office of the Company, at the time of the scheduled closing therefor, which time shall be specified by the Company in the Repurchase Notice and shall be no later than 30 days after the Purchaser’s receipt of the Repurchase Notice. The Purchaser may not exercise this Warrant after the delivery of a Repurchase Notice in accordance with this Section 6 unless the Company fails to consummate the repurchase of this Warrant in accordance with this Section 6. The Call Option shall terminate upon the delivery of a Notice of Exercise (together with payment of the Aggregate Exercise Price (or, if applicable, the Purchaser’s Estimate) in accordance with Section 2.1, unless the Warrant is exercised pursuant to Section 2.2) and shall not entitle the Company to purchase any Shares issued upon exercise of this Warrant.
     7. Shareholder Matters.
          7.1 Shareholder Agreements. The Company shall (a) promptly, and in any event no later than 30 days after the Effective Date, provide the Company with true, correct and complete copies of all existing shareholder agreements, registration rights agreements and any other agreements, documents, or instruments which affect the rights of a stockholder of the Company and to which the Company is a party (“Stockholder Agreements”); and (b) at least 30 days prior to becoming party to a new Stockholder Agreement or amending an existing Stockholder Agreement, give the Purchaser notice of such event and a copy of the documents evidencing such event. The Company agrees that the holder of the Shares issued upon the exercise of this Warrant shall have the right, but not the obligation, to become party to any or all of such Stockholder Agreements to which any holder of Common Stock or capital stock that is convertible into Common Stock is a party, whether such Stockholder Agreements are existing on the Effective Date or is entered into subsequent to the Effective Date. The Company agrees that any Stockholder Agreements to which the holder of the Shares becomes a party shall provide such holder with rights and benefits that are as favorable to such holder as the rights and benefits provided in such Stockholder Agreement to any other party thereto (it being understood that by electing to become a party to such Stockholder Agreement such holder must become subject to the same obligations that are imposed on all of the other stockholders that are a party to such

Stockholder Agreement). The Company and the Purchaser have entered into an Amended and Restated Registration Rights Agreement dated as of March 14, 2006, and the Company, G-Air, Gulfstream Acquisition and the Purchaser agree that the term “Continental Warrant” as used in such Registration Rights Agreement shall be deemed to include this Warrant and any warrant into which this Warrant is converted pursuant to Section 4.7 hereof.
          7.2 No Rights as a Stockholder. Except as otherwise provided herein, this Warrant does not entitle the Purchaser to any voting rights or other rights as a shareholder of the Company prior to exercise of this Warrant and the payment for the Shares so purchased.
     8. Governing Law. This Warrant must be construed and interpreted in accordance with and is governed in all respects by the laws of the State of Florida applicable to agreements executed and to be performed wholly within such State.
     9. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon either of the parties by the other party, or whenever either of the parties desires to give or serve upon the other party any communication with respect to this Warrant, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this section), (c) one business day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Company or the Purchaser) designated below to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

(i)	If to the Purchaser, at:

Continental Airlines, Inc.
Attention: Senior Vice President – Corporate Development
1600 Smith, HQSCD
Houston, TX 77002
Telephone: (713) 324-2966
Telecopier: (713) 324-3099

(ii)	If to the Company, G-Air or Gulfstream Acquisition at:

Gulfstream International Airlines, Inc.
Attention: General Counsel
1815 Griffin Road, Suite 400
Dania, Florida 33004
Telephone: (954) 266-3030
Telecopier: (954) 266-3000
     10. Representations of the Company, G-Air and Gulfstream Acquisition. The Company, G-Air and Gulfstream Acquisition represent and warrant to Purchaser that, at the Effective Date and after giving effect to the transactions contemplated by the Stock Purchase Agreement relating to Gulfstream International Airlines dated March 4, 2006:
          (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, and the issued and outstanding capital stock of the Company consists of 19,575,357 shares of Common Stock, all of which are owned of record and/or beneficially by G-Air or Gulfstream Acquisition;
          (b) The authorized capital stock of G-Air consists of 40,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share, and the issued and outstanding capital stock of G-Air consists of 13,611,179 shares of such common stock, 11,821,258 of which are owned of record and beneficially by Gulfstream Acquisition;
          (c) Neither G-Air nor the Company has any outstanding Convertible Securities (other than this Warrant);
          (d) None of Thomas P. Cooper, his affiliates and his family members owns beneficially or of record any equity interest in the Company, G-Air or Gulfstream Acquisition; and
          (e) The Company has at least $2,000,000 in cash.
          (f)
[REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the undersigned has caused this Warrant to be executed by its officers duly authorized as the date first written above.

GULFSTREAM INTERNATIONAL AIRLINES, INC.

By:	/s/ David F. Hackett

Name:	David F. Hackett
Title:	President

G-AIR HOLDINGS CORP. (for purposes of Sections 4.7,
7.1 and 10 hereof)

By:	/s/ Thomas L. Cooper

Name:	Thomas L. Cooper
Title:	President

GULFSTREAM ACQUISITION GROUP, INC. (for
purposes of Sections 4.7, 7.1 and 10 hereof)

By:	/s/ Tom McFall

Name:	Tom McFall
Title:	Chairman

EXHIBIT A
CONTINENTAL AIRLINES, INC.
1600 Smith Street, HQSLG
Houston, Texas 77002
Attn: General Counsel